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                                                                 Exhibit (h)(64)

                                  AMENDMENT TO
                     SHAREHOLDER SERVICING AGENT AGREEMENT

          FIRSTAR FUNDS, INC., a Wisconsin corporation (formerly, Portico Funds, Inc.) and FIRSTAR MUTUAL FUND SERVICES, LLC, a Wisconsin limited liability company, parties to a Shareholder Servicing Agent Agreement dated as of March 23, 1988 and assigned as of October 1, 1998, hereby amend and restate Sections 3 and 4 of such Agreement in their entirety as follows:

          3.   Duties of the Agent. Agent hereby agrees to perform the following
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duties in accordance with this Agreement and the Prospectus of each Fund:

               A.        Process new accounts.

               B.        Process purchases, both initial and subsequent.

               C. Transfer Shares to an existing account or to a new account upon receipt of required documentation in good order.

               D. Redeem uncertificated and/or certificated Shares upon receipt of required documentation in good order and disburse the redemption proceeds therefor.

               E. Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or bond.

               F.        Distribute dividends and/or capital gain distributions.
                         This includes disbursements as cash or reinvestment and to change the disbursement option at the request of shareholders.

               G. Process exchanges between Funds (process and direct purchase/redemption and initiate new account or process to existing account).

               H. Make miscellaneous changes to records, including, but not necessarily limited to, address changes and changes in plans (such as systematic withdrawal, dividend reinvestment, etc.).

               I. Prepare and mail a year-to-date confirmation and statement as each transaction is recorded in a shareholder account.
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               J.        Handle telephone calls and correspondence in reply to
                         shareholder requests except those items set forth in referrals to Firstar Funds and Firstar Investment Research and Management, LLC ("FIRMCO").

               K.        Provide reports to Firstar Funds with respect to each
                         Fund:

                         Daily - transaction journal with analysis of accounts.

                         Monthly - analysis of transactions and accounts by types.

                         Quarterly - state sales analysis; sales by size; analysis of systematic withdrawals, Keogh, IRA and 403(b)(7) plans; printout of shareholder balances.

               L. Prepare a daily control and reconciliation of each Fund's shares with Agent's records and Firstar Funds' office records.

               M. Prepare address labels or confirmations for four reports to shareholders per year.

               N. Mail and tabulate proxies (and mail proxy solicitation materials) for meetings of shareholders, including preparation of certified shareholder list and daily report to Firstar Funds' management, if required. All proxy related expenses including stationery and postage shall be an "out-of-pocket" expense in accordance with paragraph 5.

               O. Prepare and mail annual Form 1099, Form W-2P and 5498 to shareholders to whom dividends or distribution are paid, with a copy for the IRS, as well as any other notices and information relating to exempt-interest dividends, capital gains or other items required under the Internal Revenue Code of 1986, the Investment Company Act of 1940 (the "1940 Act") or state law.

               P. Provide readily obtainable data which may from time to time be requested for audit purposes.

               Q.        Replace lost or destroyed checks.

               R. Continuously maintain all records for active and closed accounts during the current year.

               S. Furnish shareholder data information for a current calendar year in connection with IRA and Keogh Plans in a format suitable for mailing to shareholders.

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               T.        Withhold such sums as are required to be withheld under
                         applicable Federal and state income tax laws, rules and regulations.

               U. Maintain registry records with respect to the Shares of each Fund in usual form.


          4. Referrals to Firstar Funds' distributor or FIRMCO. Agent hereby agrees to refer to Firstar Funds' distributor or FIRMCO for reply to the following as appropriate:


               A. Requests for investment information, including performance and outlook.

               B. Requests for information about specific plans: (such as IRA, Keogh, Automatic Investment, Systematic Withdrawal).

               C. Requests for information about exchanges between the Funds.

               D.        Requests for historical Fund prices.

               E. Requests for information about the value and timing of dividend payments.

               F. Questions regarding correspondence from the Funds and newspaper articles.

               G.        Any requests for information from non-shareholders.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of February
22, 2000.

                                 Very truly yours,

                                 FIRSTAR FUNDS, INC.


                                 By: /s/ Laura Rauman
                                     ----------------
                                    (Authorized Officer)


                                 FIRSTAR MUTUAL FUND SERVICES, LLC


                                 By: /s/ Joseph Neuberger
                                     --------------------
                                    (Authorized Officer)

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